Exhibit 6.4

OPEN THERAPEUTICS

AMENDED AND RESTATED PLATFORM LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made as of November 1st, 2016 (the “Effective Date”) by and among Open Therapeutics, LLC (formerly Microbial Robotics LLC), a limited liability corporation formed under the laws of Ohio, with an address at PO Box 30085 Cincinnati, OH 45230,(“Licensor”) and Knowbella Tech LLC (as successor to WideOpenIP, LLC), a limited liability corporation formed under the laws of Delaware, with an address at 5479 Wasigo Dr., Cincinnati, OH 45230 (“Licensee”).

RECITALS

WHEREAS, Licensor and WideOpenIP, LLC (“WideOpenIP”) entered into a certain Open Therapeutics Platform License Agreement License Agreement dated as of November 1, 2016 (“Original License”) pursuant to which Licensor granted WideOpen certain rights in the Licensed Platform, as defined herein, and Licensor and WideOpen granted each other certain rights with respect to each other’s Scientific Works, as defined herein;

WHEREAS, the parties, wishing to clarify the parameters surrounding the license of both the Licensed Platform and the Scientific Works and due to the fact that Licensee changed its name from WideOpenIP to Knowbella Tech, LLC, desire to amend and restate the Original License.

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions

1.1 “Affiliate” means with respect to either party, any entity that directly or indirectly controls, is controlled by, or is under common control with, that party, or any party’s business partner(s), who materially benefits directly or indirectly under this Agreement whether or not controlled by or under common control of that party. Without limiting the generality of the foregoing, Knowbella Tech Inc. shall be considered an Affiliate of Licensee. For these purposes, “control” includes control over greater than fifty percent (50%) of the voting rights or equity interests of a party.

1.2 “Clone Date” means the date mutually agreed upon by Licensor and Licensee on which Licensor delivers the Licensed Platform and TOS to Licensee in accordance with Section 4.1.

1.3 “End Users” means any individuals or entities who register, access, view, download, or use the Licensed Platform in any manner and/or purchase Licensor’s Services or Licensee’s Services, including any entity or individual that is subject to the End User License Agreement or terms of service set forth herein or with respect to an End User.

1.4 “Licensee Portal” means the means and manner through which Licensee makes available Licensee’s Services and the Licensed Platform to End Users.

1.5 “Licensee Services” means those services provided by Licensee to End Users with respect to any Licensed Platform accessible directly or indirectly from the Licensee Portal that facilitates, enhances, or adds value to the activities of the End Users when using the Licensed Platform. Said services may include products which are necessary or desirable to perform End User activities using the Licensed Platform

1.6 “Licensor Portal” means the means and manner through which Licensee makes available Licensor’s Services and the Licensed Platform to End Users.

1.7 “Licensor Services” means those services provided by Licensor to End Users with respect to any Licensed Platform accessible directly or indirectly from the Licensor Portal that facilitates, enhances, or adds value to the activities of the End Users when using the Licensed Platform. Said services may include products which are necessary or desirable to perform End User activities using the Licensed Platform.

1.8 “Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

1.9 “Licensed Platform” means a browser operated, web platform that facilitates the sharing of Scientific Works, the technology behind which is subject to US Patent Serial Nos. 62/432,315 and 62/555,989 and any Intellectual Property Rights contained therein.

1.10 “Licensee Modifications” means any additions, modifications, corrections, repairs, translations, enhancements, and other derivative works and improvements that Licensee makes or has made on its behalf from or to the Licensed Platform, Licensor Modifications, or Intellectual Property Rights contained therein, on or after the Clone Date. For the avoidance of doubt, Licensee Modifications shall also include any additions, modifications, corrections, repairs, translations, enhancements, and other derivative works and improvements that Licensee subsequently makes to any Licensee Modifications or Intellectual Property Rights contained therein.

1.11 “Licensor Modifications” means additions, modifications, corrections, repairs, translations, enhancements, and other derivative works and improvements that Licensor makes or has made on its behalf from or to the Licensed Platform, Licensee Modifications, or Intellectual Property Rights contained therein on or after the Clone Date. For the avoidance of doubt, Licensor Modifications shall also include any additions, modifications, corrections, repairs, translations, enhancements, and other derivative works and improvements that Licensee subsequently makes to any Licensor Modifications or Intellectual Property Rights contained therein

1.12 “Non-Therapeutic Scientific Works” means Scientific Works other than Therapeutic Scientific Works.

1.13 “Scientific Works” means all data, information, and other content of any type and in any format, medium, or form, whether audio, visual, digital, screen, or other, that is input, uploaded to, placed into, or collected, stored, processed, generated, or output by any device, system, or network by or on behalf of End Users through such End Users’ use of the Licensed Platform.

1.14 “Source Code” means the human readable code of the Licensed Platform, Licensor Modifications, and Licensee Modifications to which it relates, in the programming language in which the Licensed Platform, Licensor Modifications, and Licensee Modifications were written, together with all related flow charts, code, and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain, and develop modifications, upgrades, updates, adaptations, enhancements, new versions, and other derivative works and improvements of, and to develop programs compatible with, Licensed Platform, Licensor Modifications, and Licensee Modifications.

1.15 “Terms of Service” or “TOS” means the terms, rights and obligations specified on either the Licensor or Licensee Portal, as applicable, and in any agreement with an End User that governs access to and use of Licensed Platform, including without limitation, the features, communities, or communication tools made available by either party to End Users. With out limiting the generality of the foregoing, Terms of Service shall include the TOS, Privacy Policy, User and Administrator Handbooks, Cookie Disclosure Policy, and DMCA Policy, and other agreements relating to Licensor’s Portal and the Licensed Platform that Licensor has created on or before the Clone Date.

1.16 “Therapeutic Scientific Works” means those Scientific Works relating to the fields of pharmaceuticals, health diagnostics, medical devices, or other life science products as determined by the mutual agreement of Licensor and Licensee.

2. Licensed Platform

2.1 Ownership.

(a) Except as provided herein, Licensee acknowledges and agrees that Licensor is the owner of all right, title, and interest in, to, and under the Licensed Platform and the TOS and that Licensee may only exercise those rights granted to it under Section 2.2 with respect to the Licensed Platform and the TOS.

(b) Except as provided herein, Licensor acknowledges and agrees that Licensee is the owner of all right, title, and interest in, to, and under the Licensee Modifications.

2.2 Grant to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the sole, worldwide, irrevocable (except as set forth in Section 6.2), right and license during the Term hereof to

(a) use and host the Licensed Platform and TOS for purposes of providing the Licensee’s Services to End Users from Licensee Portal and pursuant to the Terms of Service;

(b) prepare and use as many copies of the Licensed Platform and TOS as may be necessary or useful for exercising the rights granted to Licensee under this Agreement;

(c) allow End Users to access and use the Licensed Platform and TOS through Licensee Portal for Licensee’s provision of Licensee’s Services pursuant to the Terms of Services;

(d) apply Licensee’s trademarks, service marks, trade names, logos, slogans, designs, branding, and other designations of origin to the Licensed Platform and TOS and use any of the foregoing in connection with the advertisement, promotion, use, or provision of the Licensed Platform, Licensee Modifications, Licensee Portal, or Licensee’s Services;

(e) subject to reasonable written confidentiality obligations, where applicable, use or disclose Licensed Platform for purposes of obtaining funding or investors;

(f) reverse engineer, disassemble, decompile, decode, adapt, develop, modify, and maintain the Licensed Platform, the TOS, and make Licensee Modifications;

(g) sublicense any of the foregoing rights to a third party developer for purposes consistent with Licensee’s rights and obligations under this Agreement; and

(h) sublicense any of the foregoing rights to an Affiliate of Licensee.

(i) sublicense any of the foregoing rights to an unaffiliated third-party, provided that such unaffiliated third-party is not a competitor of Licensor.

2.3 Contractors and Independent Consultants. Either party may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors must agree in writing to be bound by the same obligations, including without limitation confidentiality obligations, as the applicable party under this Agreement. Without limiting the generality of the foregoing, in the event that either Licensor or Licensee engages a consultant or other contractor in connection with the performance of obligations and exercise of rights under this Agreement, such consultant or other contractor shall be bound by a written confidentiality agreement, the terms of which shall be at least as restrictive as those contained in Section 12, and a written agreement vesting or assigning all Intellectual Property Rights in the results of work performed to Licensor or Licensee, as applicable.

2.4 Licensor “White Labeling” of Licensed Platform. Notwithstanding the license granted to Licensee in Section 2.2, Licensor may grant a non-exclusive license in the Licensed Platform to an affiliated third-party; provided, however, that (a) such unaffiliated third-party may not use the Licensed Platform for purposes competitive to Licensee, (b) such unaffiliated third-party is not a competitor of Licensee, and (c) the license granted to such an unaffiliated third-party otherwise complies with the terms of this Agreement.

2.5 Neither party may impose additional legal terms or technological measures that prevent the other party from exercising the rights granted under Sections 2.2.

3.	Scientific Works.

3.1 Ownership of Scientific Works.

(a) Except as provided herein, as between Licensor and Licensee, Licensor is the owner of all right, title, and interest in, to, and under the Scientific Works submitted to the Licensed Platform by its End Users through the Licensor Portal and that Licensee may only exercise those rights granted to it under Section 3.3 with respect to the Non-Therapeutic Scientific Works.

(b) Except as provided herein, as between Licensor and Licensee, Licensee is the owner of all right, title, and interest in, to, and under the Scientific Works submitted to the Licensed Platform by its End Users through the Licensee Portal and that Licensor may only exercise those rights granted to it under Section 3.2 with respect to the Therapeutic Scientific Works.

3.2 License to Therapeutic Scientific Works. To the extent that an End User accesses the Licensed Platform through the Licensee Portal and uploads, creates, or contributes any Therapeutic Scientific Works, Licensee hereby grants to Licensor an exclusive, worldwide, irrevocable (except as set forth in Section 6.2), right and license during the Term hereof to:

(a) use and host the Therapeutic Scientific Works on the Licensed Platform for purposes of providing the Licensor’s Services to End Users from Licensor Portal and pursuant to the Terms of Service;

(b) prepare and use as many copies of the Therapeutic Scientific Works as may be necessary or useful for exercising the rights granted to Licensor under this Agreement;

(c) allow End Users to access, use, modify, and prepare derivate works from the Therapeutic Scientific Works through Licensor Portal for Licensor’s provision of Licensor’s Services pursuant to the Terms of Services; and

(d) sublicense any of the foregoing rights to a third party developer for purposes consistent with Licensor’s rights and obligations under this Agreement.

3.3 License to Non-Therapeutic Scientific Works. To the extent that an End User accesses the Licensed Platform through the Licensor Portal and uploads, creates, or contributes any Non-Therapeutic Scientific Works, Licensor hereby grants to Licensee an exclusive, worldwide, irrevocable (except as set forth in Section 6.2), right and license during the Term hereof to:

(a) use and host the Non-Therapeutic Scientific Works on the Licensed Platform for purposes of providing the Licensee’s Services to End Users from Licensee Portal and pursuant to the Terms of Service;

(b) prepare and use as many copies of the Non-Therapeutic Scientific Works as may be necessary or useful for exercising the rights granted to Licensee Portal under this Agreement;

(c) allow End Users to access, use, modify, and prepare derivate works from the Non-Therapeutic Scientific Works through Licensee Portal for Licensee’s provision of Licensee’s Services pursuant to the Terms of Services;

(d) sublicense any of the of foregoing rights to a third party developer for purposes consistent with Licensee’s rights and obligations under this Agreement; and

(e) sublicense any of the foregoing rights to an Affiliate of Licensee.

3.4 NO WARRANTY. EACH PARTY PROVIDES THE SCIENTIFIC WORKS “AS IS”, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CLAIM, DAMAGES OR OTHER LIABILITY, WHETHER IN AN ACTION OF CONTRACT, TORT OR OTHERWISE, ARISING FROM, OUT OF OR IN CONNECTION WITH THE SCIENTIFIC WORKS OR THE USE OR OTHER DEALINGS WITH THE SCIENTIFIC WORKS.

4. Delivery and Format of Licensed Platform and Scientific Works

4.1 Delivery; Access to Licensed Platform. On the Clone Date, Licensor will provide, and Licensee will accept, the Licensed Platform, both in executable, object code form and Source Code form and the TOS. In the event that the Licensed Platform or TOS provided by Licensor includes URLs or Internet Protocol Addresses, any such URL and Internet Protocol Address provided by the applicable party will link directly to a page that contains, and is directly relevant to, the Licensed Platform and TOS, as applicable. Licensee shall be responsible for the payment of all reasonable third-party costs and expenses associated with the delivery and installation of the Licensed Platform to and for Licensee.

4.2 Delivery; Access to Scientific Works.

(a) During the Term, at a time mutually determined by the parties, which time shall in any event occur no less frequently than once a calendar month, Licensor shall provide to Licensee, and Licensee shall accept, in a form reasonably requested by Licensee, the Non-Therapeutic Scientific Works submitted to Licensor by its End Users through the Licensor Portal during the preceding calendar month, and Licensee shall provide to Licensor, and Licensor shall accept, in a form reasonably requested by Licensor, the Therapeutic Scientific Works submitted to Licensee by its End Users through the Licensee Portal during the preceding calendar month.

(b) Alternative Uses for Scientific Works.

(i) As part of the Licensed Platform, the Licensor shall develop a mechanism whereby End Users can contact an administrator regarding alternate uses for Scientific Works.

(ii) In the event that any End User notifies an administrator on the Licensor’s Portal that a Therapeutic Scientific Work has an application as a Non-Therapeutic Scientific Work, then the administrator of the Licensor’s Portal shall (a) notify Licensee of such Non-Therapeutic Scientific Work application of the Therapeutic Scientific Work so that Licensee can create a work space for such Non-Therapeutic Scientific Work application on the Licensee Portal and (b) direct any End User wishing to work on the Non-Therapeutic Scientific Work application to the Licensee Portal.

(iii) In the event that any End User notifies an administrator on the Licensee Portal that a Non-Therapeutic Scientific Work has an application as a Therapeutic Scientific Work, then the administrator of the Licensee Portal shall (a) notify Licensor of such Therapeutic Scientific Work application of the Non-Therapeutic Scientific Work so that Licensor can create a work space for such Therapeutic Scientific Work application on the Licensor’s Portal and (b) direct any End User wishing to work on the Therapeutic Scientific Work application to the Licensor’s Portal.

4.3 Display. Except as otherwise provided herein, each party retains sole discretion with respect to the look and feel, display, and operation of its respective services, platforms, and websites. Each party shall abide by any applicable state or federal laws governing the display of any rights granted herein and/or abide by the other party’s request to include copyright or other legal notifications displayed together with the any item licensed to it under this Agreement.

5. Service Fees.

(a) No fees, royalties, charges, or costs are exchanged or contemplated by this Agreement.

(b) Pursuant to the authority granted under the Action by Written Consent of Class A Members of Knowbella Tech LLC, a copy of which was attached to the Original License (the “Consent”), in exchange for the rights granted herein by Licensor, Licensee has provided Licensor with a Class B Warrant in Knowbella Tech LLC not to exceed 8.64% of the total outstanding units.

(c) Pursuant to the authority granted under the Consent, in exchange for enabling the Licensor’s Founder and Chair, Jason E. Barkeloo, to conduct activities with Licensee, Licensee has provided Licensor with a Class B Warrant in Knowbella Tech LLC not to exceed 5% of the total outstanding units.

(d) Licensee has combined the Class B Warrants granted in Sections 5(b) and 5(c) into a single Class B Warrant representing 13.64% of the total outstanding units, a copy of which is attached to the Original License, and has issued the same to Licensor.

6. Term and Termination

6.1 Term. This Agreement will begin on the Effective Date and shall continue in perpetuity unless earlier terminated in accordance with this Agreement.

6.2 Termination. A party may terminate this Agreement in the event that the other party materially breaches this Agreement and fails to cure such material breach thirty (30) days after receiving written notification from the non-breaching party of such material breach.

6.3 Effects of Termination, Expiration. Except as otherwise provided herein, within five (5) days after the termination of this Agreement, any and all rights granted herein shall cease.

6.4 Sections 3 and 6 through 13 will survive any termination of this Agreement. All licenses issued to third parties during the Term are irrevocable (except in the case of a breach by the third party licensee) and shall survive termination.

7. Warranties and Representations.

7.1 The Licensor warrants and represents as follows:

(a) The Licensor is the sole owner of the Licensed Platform and TOS and has the full power and authority to enter into this Agreement on behalf of the owners or assignees of any and all of the Licensed Platform;

(b) The Licensor has all rights necessary to grant the rights granted to the Licensee pursuant to this Agreement, including but not limited to the right to display, market, copy, distribute, and transmit the Licensed Platform and TOS, and the right to license the Licensed Platform and the TOS for use by End Users or other third party licensees pursuant to the Terms of Service;

(c) The Licensor has obtained and will maintain throughout the Term all rights, authorizations, and licenses, if any, that are required in order for it to grant the rights and licenses granted hereunder and for Licensee to use the Licensed Platform and TOS as permitted herein;

(d) The Licensor has not entered any agreements with any third party that does or will restrict or impede the ability of the Licensor to enter into this Agreement or to comply with its obligations hereunder, including but not limited to the obligation to release the Licensed Platform pursuant to the terms specified herein; and

(e) To Licensor’s knowledge, the Licensed Platform and TOS do not infringe on any statutory or common law intellectual property or proprietary right of any third party or misappropriate any trade secret.

7.2 The Licensee warrants and represents as follows:

(a) The Licensee is the sole owner of any Licensee Modifications and has the full power and authority to enter into this Agreement;

(b) The Licensee has all rights necessary to grant the rights granted to the Licensor pursuant to this Agreement;

(c) The Licensee has obtained and will maintain throughout the Term all rights, authorizations, and licenses, if any, that are required in order for it to grant the rights and licenses granted hereunder; and

(d) The Licensee has not entered any agreements with any third party that does or will restrict or impede the ability of the Licensee to enter into this Agreement or to comply with its obligations hereunder; and

8. Reliance of the Licensee on the Licensor Representations and Warrantees. Each of the representations and warrantees of the Licensor set forth in this Agreement is true as of the date of this Agreement and shall remain true during the Term. The Licensee may rely on the truth of such representations and warrantees in dealing with any third party including but not limited to End Users and permitted licensees. The Licensee is under no obligation to make an independent investigation to determine whether the above representations are true and accurate. Upon the Licensee’s request, the Licensor shall provide the Licensee with copies of any and all prior agreements and rights agreements, assignments, releases, and consents relating to any of the Licensed Platform and TOS licensed hereunder to the Licensee and in connection with its access or use of the Licensed Platform and TOS. The Licensee may, in its sole discretion, decline to accept any Licensed Platform or TOS, for any reason or for no reason.

9. General Warranties and Disclaimer. Each party represents and warrants that it has full power and authority to enter into the Agreement. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

10. Indemnification. Licensor shall fully indemnify and hold harmless, defend, or at its option settle, any third party lawsuit or proceeding brought against Licensee, its Affiliates, and any of their respective officers, directors, employees and agents (collectively, “Indemnified Parties”), from any claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses (including reasonable attorneys’ fees and costs) based upon or otherwise arising out of: (1) a claim alleging facts that would constitute a breach of Licensor’s warranties in this Agreement, or (2) Licensee’s use of any Licensed Platform or TOS. Licensee will: (i) promptly notify Licensor of such claim, (ii) provide Licensor with reasonable information, assistance and cooperation, at Licensor’s expense, in defending the lawsuit or proceeding, and (iii) give Licensor full control and sole authority over the defense and settlement of such claim, subject to Licensee’s approval of any such settlement, which approval will not be unreasonably withheld or delayed.

11. Limitation of Liability. EXCEPT FOR (I) LICENSOR’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10, AND (II) BREACHES OF CONFIDENTIALITY BY EITHER PARTY UNDER SECTION 12, (A) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN, AND (B) IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED $500.00 USD. The parties agree that (i) the mutual agreements made in this Section reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

12. Confidentiality; PR. Information that is disclosed by one party to the other party, and that is marked “confidential,” or, if not so marked, which under the circumstances ought reasonably to be treated as confidential information (including this Agreement), will be treated as confidential by the receiving party. Except for Licensee’s disclosure of this Agreement to potential investors and to regulatory authorities for purposes of complying with applicable securities laws or regulations, the receiving party will not disclose to a third party such information, or use such information other than for the purposes for which it was provided, without the written consent of the other party and a written confidentiality agreement at least as restrictive as the one contained in this Section 12; this limitation will apply for a period five years after disclosure of such confidential information. The foregoing limitations do not apply to the extent such information: (a) is or subsequently becomes publicly available other than through a breach of these limitations; (b) is already known to the receiving party at the time of disclosure; (c) is developed by the receiving party independent of such information; or (d) is rightfully received from a third party without restrictions on disclosure or use. Except as provided in this Section, neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval. Notwithstanding the foregoing, either party may include the other party’s marks, names, and logos in presentations, marketing materials, and customer lists for general marketing purposes upon approval by the other party only.

13. General Provisions

13.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.2 Assignment. This Agreement and the rights and obligations of each party may not be assigned, in whole or in part, without the written consent of the other party, including without limitation, the assignment of the Agreement by a party to a parent, subsidiary or Affiliate.

13.3 Force Majeure. Neither Licensor or Licensee shall be liable for damages for any delay or failure to perform any of the terms and provisions of this Agreement arising from causes beyond its control, including but not limited to: an act of God (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves, hurricanes, tornadoes and floods), war hostilities (whether war be declared or not), invasion, act of foreign enemies, riots, labor disputes, embargoes, epidemics, hazardous chemical combustions or contaminations, or the closing or obstruction of highways, bridges or other passageways that have a material, substantial and adverse effect on either party’s ability to perform pursuant to this Agreement, provided notice is given. The party claiming force majeure shall notify the other party within one (1) day, if possible, of when it learns of the existence of such a condition and shall similarly notify the other within a period of two (2) business days after the condition is remedied. If such condition of force majeure, however, is not remedied within thirty (30) days, the unaffected party shall have the right to terminate this Agreement.

13.4 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of employee and employer, principal and agent or of partnership or of joint venture. Further, nothing in this Agreement shall establish or be deemed to establish any fiduciary relationship between the parties hereto. The parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations set forth herein.

13.5 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of Ohio, without giving effect to conflicts of laws principles.

If a dispute arises from or in connection to this Agreement which cannot be settled through good faith negotiation between the parties, the Licensor and Licensee will first try in good faith to settle the dispute by mediation administered by the American Arbitration Association (“AAA”) in Cincinnati, Ohio, under its Commercial Mediation Procedures, including the minimum time period for selection of a mediator. In the event a solution cannot be reached, any dispute will be finally settled by arbitration. Unless otherwise agreed, the arbitration will be administered by the AAA in Cincinnati, Ohio, before one arbitrator and in accordance with the provisions of its then current Commercial Arbitration Rules, including the minimum time period for selection of the arbitration and the costs of the arbitration procedure.

Notwithstanding the foregoing, nothing shall prevent either party from seeking immediate injunctive relief from the AAA or a court of competent jurisdiction in the event of breach of this Agreement which involves Intellectual Property Rights or the need for immediate injunctive relief.

13.6 Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.7 Amendment. This Agreement may not be amended or modified except in writing signed by the parties hereto, following the Effective Date hereof.

13.8 Successors. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and assigns.

13.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.10 Notices. Any notices to be given under this Agreement shall be in writing and be deemed to have been properly given when addressed as follows:

If to Licensor:

Open Therapeutics, LLC

P.O. Box 30085

Cincinnati, OH 45230

Attn: Jerome Hamilton

Email: Jerome@OpenTherapeutics.org

Telephone: +1.651.900.0412

If to Licensee:

Knowbella Tech LLC

5479 Wasigo Dr.

Cincinnati, OH 45230

Attn: Mark Pohlkamp

Email: mark@knowbella.tech

Telephone: +1.513.260.4400

All notices required or permitted hereunder shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

13.11 Further Assurances. Both parties agree and covenant that at any time and from time to time it will promptly execute and deliver to the other party such further instruments and documents and take such further action as the other party may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

13.12 Waiver. Any failure by either party to enforce the other party’s strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

13.13 Expenses. Each party shall each bear its respective expenses and legal fees incurred with respect to this Agreement.

13.14 Entire Agreement. This Agreement, together with Exhibits A-B and any other agreements referenced herein, constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

13.15 Authorization. It is agreed and warranted by the parties that the persons signing this Agreement respectively for Licensor and Licensee are the authorized representatives to sign this Agreement on behalf of each such party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED PLATFORM SERVICES AGREEMENT by persons duly authorized as of the Effective Date.

Open Therapeutics, LLC (Licensor):

Date: ____________________
By:
	Name:	Jerome D. Hamilton
	Title:	CEO

Knowbella Tech LLC (Licensee)

Date: ____________________

By:
	Name:	Mark G. Pohlkamp
	Title:	CEO